                                                                      Exhibit 12

                       THE STANLEY WORKS AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (in Millions of Dollars)

                                                                         Fiscal Year Ended
                                                    --------------------------------------------------------------
                                                    December 30   December 31  January 1   January 2   December 28
                                                        1995         1994        1994        1993         1991
                                                    -----------   -----------  ---------   ---------   -----------
Earnings before income taxes and
  cumulative adjustment for accounting change          $112.8      $201.8      $148.0       $158.1       $156.5

Add:
     Portion of rents representative of
        interest factor                                $ 13.4      $ 12.7      $ 11.7       $ 12.2       $ 11.5
     Interest expense                                    35.2        33.1        31.4         32.6         37.2
     Amortization of expense on
       long-term debt                                     0.3         0.2         0.4          0.7          0.5
     Amortization of capitalized interest                 0.3         0.4         0.4          0.4          0.4
                                                       ------      ------      ------       ------       ------
Income as adjusted                                     $162.0      $248.2      $191.9       $204.0       $206.1
                                                       ======      ======      ======       ======       ======

Fixed charges:
     Interest expense                                  $ 35.2      $ 33.1      $ 31.4       $ 32.6       $ 37.2
     Amortization of expense
       on long-term debt                                  0.3         0.2         0.4          0.7          0.5
     Capitalized interest                                 0.1        --           0.1          0.1          0.4
     Portion of rents representative of
        interest factor                                  13.4        12.7        11.7         12.2         11.5
                                                       ------      ------      ------       ------       ------
Fixed charges                                          $ 49.0      $ 46.0      $ 43.6       $ 45.6       $ 49.6
                                                       ======      ======      ======       ======       ======

Ratio of earnings to fixed charges                       3.31        5.40        4.40         4.47         4.16
                                                       ======      ======      ======       ======       ======